EXHIBIT 99.1

Date: August 5, 2003

Contact: Christopher M. Jakubik, Vice President, Corporate Investor Relations, (617) 421-7968
               Eric A. Kraus, Vice President, Corporate Communications, (617) 421-7194

GILLETTE REPORTS SECOND-QUARTER AND SIX-MONTH RESULTS

Boston -- The Gillette Company today reported double-digit increases in net sales, profit from operations, net income and earnings per share for the second quarter and six months, ended June 30. The success of new products -- paced by Mach3Turbo and Passion Venus shaving systems, Sensor3 disposable razors and CrossAction Power battery toothbrushes -- and strength of core franchises drove the solid performance.

Net sales for the quarter climbed 11 percent to $2.25 billion from $2.02 billion in the second quarter of 2002. The increase stemmed from strong gains in all regions except Latin America, where economic difficulties continued. Favorable foreign exchange, primarily in Europe, contributed 6 percentage points of the net sales gain. The sales growth also was driven by a double-digit increase in advertising spending.

Profit from operations for the quarter was $505 million, up 12 percent from $449 million the year before. The higher profit reflected strong new product sales, a continuing shift in mix to more profitable premium shaving systems and cost reductions. Profit growth was tempered by a $13 million increase in pension expense and $11 million of increased expense for Functional Excellence, Gillette's multi-year program to improve capabilities and lower overhead cost.

Net income for the second quarter rose 15 percent to $338 million from the prior year's $293 million, or an increase of 18 percent, to 33 cents from 28 cents, in diluted net income per common share. Excluding the one-time gain of two cents from the 2002 sale of rights in Vaniqa, a prescription cream that slows the growth of unwanted facial hair in women, second quarter diluted net income per common share grew 27 percent from 26 cents a year ago.

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For the six months ended June 30, 2003, net sales grew 13 percent to $4.23 billion, compared with $3.76 billion in 2002. Favorable foreign exchange, chiefly in Europe and to a lesser extent in Asia, contributed 6 percentage points of the net sales advance.

Profit from operations for the first six months climbed 14 percent, to $885 million from $777 million the year before. Net income for the six months was $601 million, 16 percent above $516 million in the previous year, or an increase of 18 percent, to 58 cents from 49 cents, in diluted net income per common share. Driving the growth in diluted net income per common share were strong operating results, a lower tax rate, and $786 million of stock repurchases, made principally in the first quarter.

"Our second-quarter and six-month results showed sales and share gains across our categories. These results were fueled by the success of our new products and the momentum of our established franchises, along with broad-based margin improvement resulting from cost-saving initiatives," said James M. Kilts, chairman and chief executive officer.

Mr. Kilts said that Gillette anticipated heightened competitive activity for the balance of the year in the blade and razor category. "We will take appropriate action to continue our growth in the shaving category. With the introduction of our premium disposable razor, Sensor3, we have recorded U.S. market share growth in this segment for the first time in four years. We plan several other premium system entries, as well as increases in marketing activity throughout the second half. While these accelerated efforts will carry a cost, we fully expect to remain on course to meet our goal of strong and consistent earnings growth."

As examples of upcoming products, Mr. Kilts cited Venus Divine, a superior-performing system for the Venus franchise, the worldwide best-selling brand in women's shaving and a new Sensor3 shaving system, an option for current Sensor users to trade-up from a two-bladed to a superior three-bladed system, and Mach3Turbo Champion, a striking addition to the number one Mach3Turbo men's razor line. He indicated that "more major new product news would be coming in the not too distant future."

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Results by business segment follow.

  Blades and Razors sales of $1.0 billion for the second quarter rose 14 percent, and profit of $377 million was up 17 percent, compared with a year ago. Led by the outstanding performance of Mach3Turbo, the global value share of the Mach3 blades increased 3 percentage points to 28 percent. In Europe, where Mach3Turbo was recently launched, the Mach3 blade value share climbed 5 percentage points to 35 percent. The Gillette for Women Venus franchise also generated strong growth with Venus razor unit sales up 22 percent in the increasingly competitive U.S. market. Venus blade value share also rose, climbing 1.1 percentage points to 9.5 percent. Another major contributor to sales growth was the new Sensor3 disposable razor, which increased Gillette's value share of the U.S. disposable razor market for the first time in four years. This continued trade-up to more profitable premium blades and razors generated the quarter's significant profit growth. Tempering the increase was a double-digit increase in new product advertising. For the six months, sales of $1.9 billion climbed 15 percent, and profit of $708 million increased 16 percent.

  Duracell sales of $432 million for the quarter increased 1 percent, and profit of $54 million was 20 percent higher than a year ago. Duracell's worldwide unit volume grew with strong gains in both North America and Europe more than offsetting the effect of Duracell's exit from its zinc-carbon battery businesses in South Africa and India and the impact of lower prices in North America associated with Duracell's price-deal realignment initiative. Operating profit and margin improved in the quarter, driven by savings in both sourcing and manufacturing. For the six months, sales of $816 million were up 7 percent and profit of $93 million was more than double that of a year ago.

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  Oral Care sales of $316 million for the quarter increased 15 percent and profit of $53 million rose 7 percent from the prior year. Successful new product introductions in both manual and power toothbrushes led to solid growth. In the manual segment, growth was paced by the strong performance of entry-priced toothbrushes in emerging markets and the introduction in Europe of the Oral-B CrossAction Vitalizer toothbrush. In the power segment, the CrossAction Power battery toothbrush continued its successful rollout in North America and also entered Europe. Gillette's global share of the total brushing category rose to 33 percent, up 1.2 percentage points from a year ago. The quarter's improved profit reflected the strong top-line growth, moderated by increased advertising spending for new products. For the six months, sales of $611 million were up 13 percent, while profit of $102 million was essentially flat.

  Braun sales of $284 million for the quarter climbed 22 percent and profit of $28 million was 28 percent higher than the year before. Driving the growth were the higher sales of ThermoScan infrared ear thermometers related to the SARS epidemic, strength in female hair removal and the successful introduction of the Flex XP2 men's electric shaver, which increased Braun's share in the important Japanese market. The sales performance, together with manufacturing efficiencies, contributed to strong profit growth. For the six months, sales of $499 million rose 19 percent, while profit of $21 million fell 13 percent, due to a first-quarter operating loss, mainly related to extended warranties on electronic appliances sold in Europe.

  Personal Care sales of $219 million for the quarter grew 8 percent and profit of $24 million rose from last year's very low base. The sales increase came from the successful North American rollout of PowerCaps premium clear gel antiperspirants and deodorants and from strengthening European sales of Satin Care female shave gel. These top-line results, as well as savings in product costs, resulted in the operating profit and margin improvement. For the six months, sales of $403 million increased 6 percent, and profit of $24 million was up 47 percent.

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The tax rate for the second quarter and six months decreased by 1 percentage point to 30 percent versus 2002, and is expected to stay at that level for the remainder of 2003.

Gillette continued to make good progress on its working capital initiatives. Trade receivables ended the second quarter at $1.1 billion, down 6 percent, and Days Sales Outstanding dropped 9 days to 45 days from 54 days in June 2002. Improvements also were made on inventories, which fell to $1.2 billion, down 4 percent from a year ago. Days Inventory On Hand decreased 11 days to 115 days, compared with 126 days in the prior year second quarter.

This strong working capital performance contributed to strong free cash flow*, which increased 13 percent in the quarter to $397 million, compared with $353 million a year ago.

* Free Cash Flow is defined as cash flow from operations less capital investments. The Company believes that Free Cash Flow is an important measure of its liquidity as well as its ability to fund future growth and to provide a return to the shareholders.

# # #

This release contains “forward-looking statements” about the Company´s future performance. There are, however, a number of factors that can affect the Company´s future prospects and progress. These include, among other things, the acceptance of new products, economic conditions and the competitive market environment, all of which contain elements of uncertainty. Please refer to the Cautionary Statements contained in the Company´s 10-K and 10-Q filings for a more detailed explanation of the inherent limitations in such forward-looking statements.

The unaudited consolidated income statement data follows.

(Millions, except per share amounts)
                                                 Three Months Ended              Six Months Ended
                                                        June 30                       June 30
                                                 --------------                  -------------
                                                   2003           2002           2003            2002
                                                 ------         ------         ------          ------
Net Sales                                        $2,254         $2,024         $4,225          $3,756
                                                 ======         ======         ======          ======

Profit from Operations                           $  505         $   449        $  885          $   777
                                                 ======         =======        ======          =======

Income before Income Taxes                       $   483        $   425        $   859         $   748

Income Taxes                                     $   145        $   132        $   258         $   232
                                                 -------        -------        -------         -------
Net Income                                       $   338        $   293        $   601         $   516
                                                 =======        =======        =======         =======

Net Income per
         Common Share:
     Basic                                       $  0.33        $   0.28       $   0.58        $   0.49
                                                 -------        --------       --------        --------
     Assuming Full Dilution                      $  0.33        $   0.28       $   0.58        $   0.49
                                                 -------        --------       --------        --------
Average Number of Common Shares Outstanding:
 - Basic                                         1,021          1,057          1,029           1,056
 - Assuming Full Dilution                        1,023          1,062          1,031           1,061

The data reported above are based on unaudited statements of income, but include all adjustments that the Company considers necessary for a fair presentation of results for these periods.

# # #

Unaudited consolidated balance sheet data follows.

(Millions)

                                                        June 30,         December 31,          June 30,
                                                          2003               2002                2002
                                                       ----------       --------------        ----------

Cash and Cash Equivalents                              $    614             $  801              $  980
Net Trade Accounts Receivable                             1,135              1,202               1,210
Inventories                                               1,159                928               1,210
Other Current Assets                                      1,001                866               1,097
Net Property, Plant and Equipment                         3,509              3,565               3,547
Other Assets, Including Goodwill and
     Intangibles                                          2,463              2,501               2,177
                                                          -----              -----               -----
Total Assets                                            $ 9,881            $ 9,863            $ 10,221
                                                        =======            =======            ========

Total Debt                                               $3,688            $ 3,657             $ 4,233
Other Current Liabilities                                 2,593              2,288               2,284
Other Noncurrent Liabilities                              1,554              1,658               1,326

Stockholders´ Equity, before Treasury Stock                8,225             7,652               7,343
Treasury Stock                                            (6,179)            (5,392)             (4,965)
                                                          -------            -------             -------
Stockholders´ Equity                                       2,046             2,260               2,378
                                                           -----             -----               -----
Total Liabilities and Stockholders´
Equity                                                  $ 9,881              $ 9,863           $ 10,221
                                                         =======              =======           ========
Total Debt Less Cash and
Cash Equivalents                                         $3,074               $ 2,856            $ 3,253
                                                         ======               =======            =======

The data reported above for June 30, 2003 and June 30, 2002 are based on unaudited balance sheets, but include all adjustments that the Company considers necessary for a fair presentation of financial position for these periods.

# # #

Free Cash Flow is defined as cash flow from operations less capital investments. The Company believes that Free Cash Flow is an important measure of its liquidity as well as its ability to fund future growth and to provide a return to the shareholders. A reconciliation of Free Cash Flow to the Increase (Decrease) in Cash and Cash equivalents in accordance with Generally Accepted Accounting Principles (GAAP) follows.

(Millions)
                                                 Three Months Ended June 30               Six Months Ended June 30
                                           ---------------------------------------     -------------------------------------

                                                   2003                 2002                   2003            2002
                                             ----------------     ----------             ---------------     ---------------
Profit From Operations                              $505               $449                    $885               $777
  Depreciation/Amortization                          140                124                     278                244
  Working Capital (a)                              (154)              (105)                      30                 66
  Taxes                                            (145)              (132)                    (258)              (232)
  Interest                                          (13)               (18)                     (24)               (33)
  Other                                              136                122                       93              (122)
                                                     ---                ---                       --              -----
Net Cash Provided by Operating                     $ 469             $  440                 $ 1,004              $ 700
     Activities

  Capital Expenditures                              (84)               (97)                     (132)             (175)
  Asset Disposals                                     12                 10                      23                 21

Free Cash Flow                                     $ 397             $  353                   $ 895              $ 546

Net Cash Used by Financing Activities (b)           (296)              (234)                 (1,086)              (491)
Net Cash Used by Discontinued                          -                (6)                       -               (22)
     Operations
Exchange and Other                                     3                  2                       4                  -
                                                       -                  -                       -                  -
Increase (Decrease) in Cash and Cash                $104              $ 115                  $(187)               $ 33
     Equivalents (GAAP basis)

(a)      Includes changes in accounts receivables, inventories, accounts payable and other current assets and liabilities.

(b)      Six month 2003 figure includes share repurchase of $786 million.

The data reported above are based on unaudited statements of cash flows, but include all adjustments that the Company considers necessary for a fair presentation of results for these periods.